Exhibit 10.22

Fortive
6920 Seaway Boulevard
Everett, WA 98203
www.fortive.com
STRICTLY PRIVATE AND CONFIDENTIAL

February 24, 2025
Olumide Soroye

Dear Olumide:

We are excited for you to continue your career with us in your new role as CEO! As discussed, Fortive (the “Company”) has announced that it will separate into two publicly traded companies (the “Separation”) through the spin-off of a newly formed company to own the businesses operating under Fortive’s current Precision Technologies segment (“NewCo”). Completion of the Separation will be deemed to have occurred on the first date that the common stock of NewCo has been both registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading under a national securities exchange.

At the time of the Separation and concurrent with the retirement of James Lico from the Company, your new position title will be President and CEO at Fortive Corporation. This position is based in Everett, WA.

Pay: Effective on April 1, 2025, your base salary will be adjusted and paid bi-weekly at the annual rate of $1,000,000, subject to periodic review and according to the Company’s usual payroll schedule and practices. As an executive officer of the Company, your compensation is determined by the Compensation Committee of Fortive.

Incentive Compensation Plan Bonus: You will be eligible to participate in the Incentive Compensation Plan (ICP) with a target bonus of 135% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year.

Equity Program Award: A recommendation will be made to the Compensation Committee of Fortive (the “Committee”) to grant you the following equity awards as part of Fortive’s Equity Program:

1.$5,500,000 target award value at its March 2025 grant date reflecting continuation of your current annual grant level.

2.Additionally, at or around the time of the Separation, the following grants will be made:
•$2,000,000 as a one-time promotional award, (“the “Promotion Equity Award”).

•$3,000,000 as a market adjustment to your March 2025 grant to provide you a target annual grant value of $8,500,000 in 2025.

The form and the vesting terms to be determined by the Committee and converted into a specific number of shares based on the standard methodology used by the Company as of the grant date and will be solely governed by the terms and conditions set forth in Fortive’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to the award

The Equity Awards in 2025 are expected to be granted in the form of a combination of 25% stock options, 50% PSUs, and 25% RSUs, except for the Promotional Equity Award which will be 50% stock options and 50% RSUs.

Any stock options and RSUs will vest in accordance with the vesting schedule determined by the Committee. For purposes of this offer, RSUs and stock options would vest equally on each of the third and fourth anniversaries of the grant date, except for the Promotional Equity Award that shall vest 50% on the first anniversary from the date of grant and 25% on the second and third anniversaries, respectively. These stock options and RSUs will be solely governed by the terms and conditions set forth in Fortive’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to the award.

Any PSUs will vest in accordance with the performance criteria specified by the Committee, as may be adjusted in connection with the Separation, and set forth in the particular form of award agreement required to be signed with respect to each award. For purposes of this offer, these PSUs will have the same provisions to be approved by the Committee for the 2025 PSUs. These will be solely governed by the terms and conditions set forth in Fortive’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to the award.

The Company cannot guarantee that any stock options, PSUs, or RSUs granted to you will ultimately have any particular value or any value.

EDIP Program: You will continue to participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations, and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date.

Stock Ownership Guidelines: As President and CEO of Fortive, you will be subject to Fortive’s Stock Ownership guidelines (a summary of which is attached) which generally speaking require you to own Company stock with a value of five times your base salary.

Other Benefits and Perquisites: You will continue to be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling and personal use of the corporate aircraft up to $150,000 annually and effective at the date of the separation. In addition, you will continue to be eligible to participate in the Fortive Executive Medical Plan in accordance with the terms thereof.

Benefits: You will continue to be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will continue to be eligible to participate in our comprehensive health and other insurance benefits. You will continue to be eligible to participate in our 401(k)-retirement plan.

Paid Time Off: You will continue to receive paid vacation, holiday, and sick/safe time, subject to Company policy. See the Company employee handbook for details.

Severance Benefits: You will continue to be entitled to the same level of severance benefits set forth in Fortive’s Severance and Change-in-Control Plan for Officers (“Fortive CIC Plan”) in accordance with the terms thereof.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon your signature on the following documents:
•Offer Letter
•Aircraft Timesharing Agreement
•Agreement Regarding Competition/Solicitation and the Protection of Proprietary Interests and the terms contained therein

Please let us know your decision within 7 days. You may acknowledge that you have read, understood, and accept this offer of at-will employment by signing and returning it, along with the signed documents referenced above.

We are excited to continue working with you as our new CEO. Your leadership will be pivotal to our ongoing success. Should you have any questions or require further assistance, please do not hesitate to reach out. Congratulations!

Sincerely,

/s/ Sharmistha Dubey

Sharmistha Dubey
Chair, Board of Directors
Fortive Corporation

Agreed & Accepted:

/s/ Olumide Soroye